UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 27, 2007

HARLEYSVILLE NATIONAL CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

483 Main Street, Harleysville, Pennsylvania		19438
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-256-8851

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 27, 2007, Harleysville National Bank, a wholly owned banking subsidiary of Harleysville National Corporation, has settled and closed an agreement to sell fifteen properties to affiliates of American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction as previously announced on Form 8-K filed on November 19, 2007. The properties are located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties. Under the leases, Harleysville National Bank will continue to utilize the properties in the normal course of business.  Lease payments on each property are institution-quality, triple net leases with an initial annual aggregate base rent of $3,003,838 with annual rent escalations equal to the lower of CPI-U (Consumer Price Index for all Urban Consumers) or 2.0 percent commencing in the second year of the lease term. As tenant, the Bank will be fully responsible for all costs associated with the operation, repair and maintenance of the properties during the lease terms. The agreement provides that each lease will have a term of 15 years, commencing on the closing date for the Agreement.  The agreement also contains options to renew for periods aggregating up to 45 years. Under certain circumstances these renewal options are subject to revocation by the lessor. The bank received net proceeds of $38.2 million and will record a gain on sale from the transaction of approximately $2.3 million (pre-tax) or $.05 per share representing a portion of the total gain of $18.9 million.  The remaining gain will be deferred and recognized over the 15-year term of the leases.

Item 7.01 Regulation FD Disclosure

On December 27, 2007, Harleysville National Corporation issued a press release announcing that Harleysville National Bank, its wholly owned banking subsidiary has settled and closed an agreement to sell fifteen properties to affiliates of American Realty Capital, LLC (“ARC”) in a sale-leaseback transaction.

Under the terms of the agreement, Harleysville National Bank will sell and simultaneously enter into long-term operating leases with ARC; Harleysville will retain control of the properties.  The bank anticipates no interruption of service to customers or direct impact on the staff of these offices located throughout Berks, Bucks, Lehigh, Montgomery, Northampton, and Carbon counties.

The agreement provides that each lease will have a term of fifteen years, commencing on the closing date for the Agreement, with options to renew for periods aggregating up to 45 years.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit 99.1: Press Release issued by Harleysville National Corporation dated December 27, 2007 titled “Harleysville National Bank Completes Previously Announced Sale-Leaseback Arrangement for Its Bank-Owned Locations.”

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the Registrant  has  duly  caused  this  report  to  be  signed on its behalf by the undersigned  hereunto  duly  authorized.

HARLEYSVILLE NATIONAL CORPORATION

Dated: December 27, 2007                               /s/ George S. Rapp
George S. Rapp, EVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1: Press Release issued by Harleysville National Corporation dated December 27, 2007 titled “Harleysville National Bank Completes Previously Announced Sale-Leaseback Arrangement for Its Bank-Owned Locations.”